UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 7, 2013

RPX Corporation
(Exact name of registrant as specified in its charter)

Delaware	001-35146	26-2990113
(State or other Jurisdiction of Incorporation)	(Commission File No.)	(IRS Employer Identification No.)

One Market Plaza
Suite 800
San Francisco, CA 94105
(Address of principal executive offices, including zip code)
(866) 779-7641
(Registrant’s telephone number, including area code)

(Former Name or Former Address, if Changed Since Last Report)
 Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02 Results of Operations and Financial Condition.
On February 12, 2013, RPX Corporation (the “Company”) issued a press release announcing its financial results for the fourth quarter and year ended December 31, 2012. The full text of the press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference.
This information shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act, except as shall be expressly set forth by specific reference in such a filing.
Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
Appointment of Certain Officers; Compensatory Arrangements of Certain Officers
On February 7, 2013, the Board of Directors of RPX Corporation (the “Company”) selected Ned Segal, 38, to succeed Adam Spiegel as the Chief Financial Officer and Senior Vice President of the Company, no later than June 1, 2013. On February 12, 2013, the Company issued a press release announcing the decision, the full text of which is attached hereto as Exhibit 99.2 and incorporated herein by reference.
There are no arrangements or understandings between Mr. Segal and any other persons pursuant to which Mr. Segal was selected as the Chief Financial Officer and Senior Vice President of the Company. There are no family relationships between Mr. Segal and any director or executive officer of the Company, and Mr. Segal has no direct or indirect material interest in any transaction required to be disclosed pursuant to Item 404(a) of Regulation S-K, nor are any such transactions currently proposed.
Prior to today's announcement, Mr. Segal has served as a Managing Director, Chief Operating Officer of Technology Banking and Head of Global Software Investment Banking at Goldman, Sachs & Co. In this capacity, Ned advised technology companies on strategic activity and financings. Prior to these roles, Mr. Segal held various other positions at Goldman Sachs during his nearly 17 years at the firm.
On February 7, 2013, the Company entered into an employment offer letter with Mr. Segal (the “Offer Letter”). The Offer Letter has no specified term, and Mr. Segal's employment with the Company will be on an at-will basis. The material terms of the Offer Letter are summarized below, which summary is qualified in its entirety by reference to the full text of the Offer Letter, which is attached hereto as Exhibit 10.1 and is incorporated herein by reference.
Base Salary and Bonuses. Pursuant to the Offer Letter, Mr. Segal's initial base salary will be $450,000 per year and he will be eligible to receive a discretionary annual bonus of up to 65% of his base salary, with the bonus for 2013 guaranteed to be not less than $292,500. In addition, Mr. Segal will receive a signing bonus of $500,000, with $200,000 paid following 90 days of employment with the Company and the remaining $300,000 paid in January 2014, provided Mr. Segal remains employed by the Company through such dates. In the event Mr. Segal resigns or is terminated for cause within 6 months after receipt of either portion of the signing bonus, he will be obligated to refund a pro-rated portion of such bonus, based on the number of months of service provided since the payment of such bonus.
Equity Compensation. Pursuant to the Offer Letter, Mr. Segal will be granted three equity awards in connection with the commencement of his employment: (a) an option to purchase 100,000 shares of the Company's Common Stock (the “Option”) of which 25% will vest upon the completion of one year of continuous employment with the Company and the remaining 75% of which will vest in equal monthly installments over the following 3 years of continuous employment with the Company, (b) 300,000 restricted stock units (the “RSUs”), 25% of which will vest on the Company's first quarterly vesting date following the completion of one year of continuous employment with the Company and the remaining 75% of which will vest in equal quarterly installments over the following 3 years of continuous employment, and (c) 50,000 restricted stock units (the “PBRSUs”), which will vest over approximately 4 years of continuous employment provided the Company's stock price reaches and maintains certain stock price appreciation targets. In the event the Company is subject to a change in control during the term of Mr. Segal's employment, the stock appreciation targets applicable to the PBRSUs will be waived and 6.25% of the PBRSUs will vest quarterly until the fourth anniversary of the date of grant. In addition, if Mr. Segal is subject to an involuntary termination within 12 months after such change in control, an additional 50% of the then-unvested (i) shares subject to the Option, (ii) RSUs and (iii) PBRSUs will immediately vest. In the event of Mr. Segal's death or termination due to disability during his first year of employment, 25% of the shares subject to the Option and 25% of the RSUs will vest.
Other Benefits. Mr. Segal will be eligible to participate in the benefit programs generally available to employees of the Company, and will be entitled to paid time off in accordance with the Company's PTO policy. Mr. Segal will also enter into the Company's standard form of Proprietary Information and Inventions Agreement.
Indemnification. The Company intends to enter into its standard form of indemnification agreement with Mr. Segal, which is filed as Exhibit 10.1 to the Company's Registration Statement on Form S-1 filed on January 21, 2011 and is incorporated herein by reference.
Departure of Directors or Certain Officers
On or before June 1, 2013, Adam Spiegel will cease serving as the Chief Financial Officer of the Company. As of the date of this report, no new compensatory, separation or severance agreements have been entered into, and no existing compensatory arrangements have been materially amended or modified, in connection with Mr. Spiegel's departure.
Item 9.01 Financial Statements and Exhibits.
(d) Exhibits.

Exhibit No.	Description
10.1	Employment Offer Letter between RPX Corporation and Ned Segal dated February 7, 2013
99.1	Press release issued by RPX Corporation dated February 12, 2013
99.2	Press release issued by RPX Corporation dated February 12, 2013

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

RPX Corporation

By:	/s/ MARTIN E. ROBERTS
Martin E. Roberts
General Counsel

Dated: February 12, 2013